UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

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Presidential Life Corporation
(Name of Registrant as Specified In Its Charter)

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August 9, 2010

Dear Fellow Stockholder,

Don’t Let Herbert Kurz, at Age 90, Regain Control of Presidential Life.
The New York State Insurance Department Has Found Kurz “Untrustworthy.”

While your current Board and leadership team continue to deliver positive results under the Company’s three-year strategic plan, Herbert Kurz, at age 90, persists in his self-serving and damaging campaign to re-assert control over your Company. Don’t let Mr. Kurz’s attempt to regain control – in disregard of New York State Insurance Department directives – sabotage the substantial progress we have made.

Mr. Kurz’s continued quest to regain control recklessly ignores the determination by the New York State Insurance Department (the “NYSID”), the Company’s primary regulator, that Mr. Kurz “engaged in untrustworthy conduct” and consequently, under insurance law, neither he nor the Kurz Family Foundation may be a controlling person of the Company. We are deeply concerned that if Mr. Kurz regains control of the Company, it would violate the NYSID’s ruling and applicable insurance law, and it could seriously jeopardize the strong relationship that Presidential Life currently maintains with the NYSID.

Allowing Mr. Kurz to return would also threaten our A.M. Best rating. The Board and management are working towards raising the Company’s A.M. Best financial strength rating from our “B+ (Good)” rating to an “A (Excellent)” rating. A higher rating is critical to the Company’s competitive position and ability to increase long-term shareholder value. During the pendency of Mr. Kurz’s prior consent solicitation, A.M. Best placed the Company’s rating “under review with negative implications.” Giving Mr. Kurz control again would only jeopardize your Company’s current financial strength rating and make it more difficult to attain an “A” rating in the future.

Presidential Life’s Leadership Continues to Build Value for All Stockholders by
Delivering On the Board-Approved Strategic Plan

In contrast to Mr. Kurz’s irresponsible campaign, the Company continues to build value for all stockholders. The second quarter of 2010 was the fourth consecutive quarter of earnings growth for the Company, while its balance sheet continued to improve with GAAP book value at a five-year high, a risk-based capital ratio that has increased to over 400% and the reinvestment of cash balances into higher-yielding instruments. The Company has strengthened its core investment portfolio, which has rebounded from an unrealized loss of $153.9 million as of June 30, 2009, the last quarter of Mr. Kurz’s stewardship, to an unrealized gain of $199.5 million as of June 30, 2010. The current leadership of the Company has also made significant progress in other areas, including the diversification of its product mix, enhancement of the senior management team and strengthening of corporate governance practices.

Mr. Kurz has Offered Only a Series of Complaints-
He Has Failed to Present a Detailed Plan For Adding Value

All of these achievements stand in sharp contrast to the status quo under Mr. Kurz, who continually stifled initiatives and refused to reinvest in the business. Mr. Kurz continues to offer only a series of complaints – he has yet to present a detailed plan for adding value. The vaguely sketched, limited suggestions he has proffered are not credible and do not make any sense for the Company. His proposal to “refocus” on the sale of fixed annuities ignores the fact that annuity sales already are, and will remain, a key part of the business and that by prudently diversifying product offerings the Company reduces its dependency on interest-sensitive products.

In a letter to stockholders filed with the SEC, Mr. Kurz also makes the bizarre claim that he will “restore” the Company’s “culture of tight expense control.” However, our culture has never changed and Presidential Life already has the lowest expense ratio among its industry peers. In contrast, Mr. Kurz’s actual track record shows that he does not practice “frugality” when it comes to using Company, and even charitable foundation, funds for himself. For example, when he controlled the Company, Mr. Kurz was the most highly compensated individual at the Company, with total compensation greater than $670,000 per year during the final two years that he exercised control. In comparison, his successor Don Barnes’ total compensation has been more than 25% less. Furthermore, as the NYSID cited in its findings, Mr. Kurz improperly used Company resources for his own private purposes by arranging to have ineligible non-employees enrolled in the Company’s healthcare plan, namely, his adult daughter and her family, his personal aide and his wife’s personal health care provider.

Finally, we are convinced Mr. Kurz’s suggestion that he wants to pursue strategic alternatives is yet another ploy to re-assert control over your Company. He has no track record of ever seeking to pursue strategic alternatives, and he does not state that he would support any such transaction as a stockholder. Instead, we believe his rhetoric reflects nothing but a veiled attempt to regain control of your Company and undo the substantial progress made to date. The Presidential Board is keenly aware of its fiduciary duties to all stockholders and regularly considers Presidential Life's strategic options.

By his own admission, Mr. Kurz received support from only 11% of the Company’s independent stockholders in his unsuccessful consent solicitation, and his consent solicitation was rejected by each of the three major proxy advisory firms – ISS, Proxy Governance and Glass Lewis – which all recommended that stockholders support the current leadership team. Nonetheless, Mr. Kurz has referenced a “return to the right Board leadership and management team” in his most recent proxy filings, indicating his plan has not changed and that he still desires to reinstall himself. Given Mr. Kurz’s strange persistence in pursuing a plan that has clearly failed to receive the necessary stockholder support, and in light of the NYSID’s findings regarding Mr. Kurz’s untrustworthiness, there is no reason to expect he really wants to pursue “strategic alternatives.”

Time is Short and your Vote is Very Important – No Matter How Many Shares
You Own.  Please Vote your WHITE Proxy Card TODAY by Telephone or Internet.

Allowing Mr. Kurz to regain control would return the Company to his reckless management with no oversight, no strategic plan, poor corporate governance and regulatory non-compliance. It also would place the Company on a collision course with the directive of its primary regulator, the NYSID, that neither Mr. Kurz nor his Foundation may control the Company. Your investment and the Company would be at serious risk.

You should also note that your support as an independent stockholder is more important now than ever before. In this proxy contest, the nominees with the most votes – even if less than a majority – will be elected. Every vote is crucial.

We urge you to protect the value of your investment. Please use the WHITE proxy card to vote today – by telephone, Internet, or by signing, dating and returning the WHITE proxy card. Please do not return any Gold proxy card you may receive from Mr. Kurz.

Thank you for your continued support,

William M. Trust, Jr.
Chairman of the Board

YOUR VOTE IS IMPORTANT!

Because time is short, we encourage you to use the enclosed WHITE proxy card to vote TODAY, by telephone or by Internet. You may also sign, date and return the enclosed WHITE proxy card in the pre-paid envelope provided.

Remember, we urge you NOT to return any Gold proxy card
you may receive from Mr. Kurz.

If you have any questions about how to execute your WHITE
proxy card, please call the firm assisting us with the solicitation:

INNISFREE M&A INCORPORATED
Toll-Free at 888-750-5834